Exhibit 10.4

SERVICES AGREEMENT

This SERVICES AGREEMENT (“Agreement”) is made as of the 22nd day of February 2023 (the “Effective Date”), by and between LGX Energy Corp., a Nevada corporation (the “Company”) with an address at 6½ North 2nd Avenue, Walla Walla, Washington 99362 (the “Company”), and Statistically Simple, LLC, a New Mexico limited liability company with an address at 530-B Harkle Road, Suite 100, Santa Fe, New Mexico 87505 (the “Advisor,” and, together with Company, the “Parties”).

RECITALS

WHEREAS, Advisor has certain expertise in the evaluation of potential business opportunities and implementation of various projects of the nature and type contemplated by the Company in its future expansion and development.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree that the Agreement is to read as follows:

1. Services. In exchange for consideration set forth in Section 3, Advisor shall provide the services set forth in Exhibit A.

(a)	Service standards. Advisor shall always perform Services with good faith and in accordance with applicable professional and industry standards for similar services.

(b)	Service limitations. The Parties understand and agree that Advisor is not providing, or being compensated for, any service that requires a professional license, including, without limitation, legal or investment advice, nor shall Advisor act in such a role. The Parties further understand and agree that Advisor is not a licensed financial broker-dealer and is not providing, or being compensated for, broker-dealer services. The Parties understand and agree to include in the promotional content developed pursuant to this Agreement, language that, at the Advisor’s discretion, is necessary or appropriate to ensure compliance with laws.

(c)	Additional services. As part of the consideration set forth in Section 3 below, Advisor agrees to assist the Company in such additional matters that the Company may agree upon from time to time, and to act on behalf of the Company subject to the final approval of management of any such recommended actions, and otherwise render such advice and assistance to the Company as may be reasonably requested. No additional fees will be charged unless otherwise agreed upon by both parties.

This Agreement is intended to cover all advisory services that the Advisor may render with respect to the subject matter generally described above and on Exhibit A. The Services set forth on Exhibit A provided by Advisor for the Company include assisting the Company in developing and implementing appropriate communications plans, and public relations strategies, including the method and means for presenting the Company and its business plans and personnel in accordance with standards common to the Company’s industry. Advisor shall be compensated for its services on a monthly basis as set forth in Section 3. The Parties acknowledge and agree that compensation to Advisor shall not be conditioned on the outcome of any securities offering by the Company and Advisor’s performance of its duties hereunder will in no way be measured by the price of the Company’s securities, the future trading volume of such securities, or in connection with any specific securities transaction or series of transactions. It will also govern any other services that the Advisor may render on the Company’s behalf unless the Parties mutually agree in writing to a different arrangement with respect to those matters.

2. Term. The term of this Agreement shall commence on the date hereof and shall continue for a minimum term of six (6) months (the “Initial Term”). After the Initial Term, this Agreement shall renew automatically for successive monthly terms (each, a “Renewal Term,” and, together with the Initial Term, the “Term”), unless either party shall give notice of non-renewal at least ten (10) days prior to the then-current Term.

3. Consideration. In exchange for providing the Services, the Company hereby agrees to pay to the Advisor as follows:

(a)	Company has paid Advisor the amount of $125,000 (one hundred twenty-five thousand dollars), a portion of which was allocated for the payments to providers (the “Providers”) referenced in Exhibit A. For the avoidance of doubt, fees to the Providers were non-refundable when paid. Company expressly acknowledges and agrees that the Providers may be affiliates of the Advisor.

(b)	Company has paid Advisor the amount of $75,000 (seventy-five thousand dollars) for the launch of the Company’s initial major marketing campaign, as agreed upon by the Company and Advisor. A portion of all fees will be allocated for the payments to providers (the “Providers”) of third-party services. For the avoidance of doubt, fees to the Providers shall be non-refundable when paid. Company expressly acknowledges and agrees that the Providers may be affiliates of the Advisor.

(c)	Monthly Fees. The Advisor will be paid at the rate of $30,000 per month during first four month of the Initial Term. The Advisor will be paid $10,000 per month during the fifth and sixth months of the Initial Term. In the event the Agreement is extended beyond the Initial Term, then the Advisor will be paid at the rate of $10,000 per month during any Renewal Term.

(d)	Expenses. The Company will reimburse the Advisor for all pre-approved business expenses, including travel, accommodation, and other related costs. All payments pursuant to this Agreement shall be in U.S. dollars to the wire instructions provided in Exhibit B.

(e)	Warrant to Purchase Shares. For the Advisor’s service to the Company, Company hereby grants to Advisor a warrant to purchase from Company up to 1,500,000 (one million five-hundred thousand) shares of Company’s common stock at a price of $0.25. Advisor acknowledges that such shares, when issued, may be restricted shares. Advisor acknowledges that such shares have not been registered and are restricted from any transfer by Advisor except pursuant to an applicable exemption or effective registration statement. Company acknowledges that the warrant to purchase shares may be split between representatives of Advisor, including but not limited to, Southshore Capital Partners, LP; T3 Research, LLC; Robert Olejar; and Richard Seefried.

The warrant provided for herein may be exercised at any time up to the third anniversary of the execution of this Agreement. This warrant may be exercised on one or more occasions for all or any portion of the said number of shares. The warrant shares shall have “piggyback rights” allowing the aforesaid shares, or any part thereof as determined by Advisor to be included in any registration statement which Company files following the date of execution of this Agreement or which has not yet become effective as of the date of execution of this Agreement.

Company warrants that it is lawfully able to issue to Advisor the shares referred to above and that other than the lack of registration there are and/or will be no liens, restrictions, or limitations upon the issuance of said shares or the shares themselves.

(f)	Taxes and Employee Benefits. The Advisor (including its employees, agents, representatives, and subcontractors) is an independent contractor with respect to this Agreement and Advisor affirms sole they retain sole responsibility for filing their own applicable federal, state, and local taxes, and other amounts as may be required by law with respect to Fees payable to Advisor pursuant to this Agreement. Advisor will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits.

(g)	Invoicing. Advisor shall deliver an itemized monthly service invoice (including pre-approved reimbursable business and travel expenses) no later than ten (10) days after the end of the prior calendar month. The Company shall pay the monthly service invoice within thirty (30) calendar days of the invoice date.

4. Independent Agent, Non-Exclusive. Advisor is acting as an independent contractor in performing services hereunder. Advisor shall devote such time, attention and energies as it deems is required. Advisor shall not, during the term of this Agreement, thereby be precluded from engaging in any other business activity, whether such business activity is pursued for gain, profit, or other pecuniary advantage. It is expressly understood that Advisor is not, and shall not become, the agent for the Company and has no authority to bind the Company to any agreement whatsoever, and, in the case of the Providers, while the payments to the Providers shall be paid on behalf of Company by Advisor, Advisor shall not be, under any circumstance, deemed a party to any agreements between Company and the Providers. The Company shall retain all responsibility and authority with respect to any matter for which Advisor is retained and may, in its sole discretion, reject the advice and recommendations of Advisor, including the use or engagement of the Providers to provide services on behalf of the Company.

5. Right to Subcontract. Advisor shall the express right to subcontract the performance of these Services under this Agreement without the prior approval or consent of Company. The performance of Services by any Subcontractor shall not relieve either Party of any of its obligations under this Agreement.

6. Warranties

(a)	The representations of the Company to Advisor shall be true and always correct in all material respects. No information, statement, or report furnished by or on behalf of the Company to the Advisor shall contain any untrue statement of material fact, or omission of a material fact necessary to make such information, statement, or reports not misleading. The Company shall be solely responsible for the accuracy of any information about the Company that is publicly disseminated arising out of services rendered by Advisor under this Agreement.

(b)	The Advisor will take all reasonable measures to ensure that the information included in all materials created by the Advisor for the Company will be correct in all material respects.

(c)	The Company has not taken and will not take any action designed to or that might reasonably be expected to cause or result in an unlawful manipulation of the price of its securities. The Company represents that it has not and will not participate in any scheme that violates United States federal and state securities laws. The Company understands and confirms that Advisor shall be relying on the foregoing representations in effectuating the terms of this Agreement.

(d)	The Company understands that the Advisor is not providing any advice related to the advisability of undertaking any investment, capital raising, or underwriting-related decision and the compensation being provided to Advisor under this Agreement is exclusively for rendering the services described in this Agreement.

(e)	The Company understands that Advisor is providing marketing and technology support services and is not providing any advice relating to any offering of securities, including advice as to the viability of any offer or the legal requirements related to any offering of securities. The Company agrees that it solely responsible for ensuring that the preparation, review and dissemination of any materials or information related to the Company, including the videos and other marketing services contemplated herein, is done in compliance with any US federal or state securities or investment laws.

7. Confidential Information. For purposes of this Agreement, “Confidential Information” means any trade secrets and proprietary information involving the operations of either Company or Advisor from which either Party derives actual or potential economic value from the information not being generally known to or not being readily ascertainable using proper means by other persons, who can obtain economic value from their disclosure or use including, without limitation: (i) any information, materials, or knowledge regarding either Party and his/her/its/their business, financial condition, products, services, customers, suppliers, technology, or research and development that is disclosed to another party or to which the other party has access in connection with performing services; (ii) any information that is marked “confidential” or in some comparable manner; and (iii) any information that is otherwise confidential or proprietary information. Confidential Information will not include any information that: (i) is or becomes part of the public domain through no fault of either Party; (ii) was rightfully in the other party’s possession at the time of disclosure, without restriction as to use or disclosure; or (iii) either party rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. At all times, both during Advisor’s engagement by Company as an independent contractor and after its termination, and to the fullest extent permitted by law, each party agrees to hold all Confidential Information in strict confidence; not to use it in any way, commercially or otherwise, except, as to Advisor, in performing the services set forth herein; and not to disclose it to others. Each party further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information. However, nothing herein prohibits Advisor from communicating, without notice to or approval by the Company, with any federal government agency about a potential violation of a federal law or regulation.

8. Indemnification. Company shall indemnify, defendant and hold Advisor harmless from and against any and all third party claims, liability, suits, losses, damages and judgments, joint or several, and shall pay all costs and expenses (including legal counsel’s fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, that Advisor incurs as a result of having performed services on behalf of Company, provided Advisor has not caused any of the above actions through its own negligence or willful misconduct.

9. Limited Responsibility. Advisor shall be responsible only for service(s) which they provide directly. Advisor shall not bear any responsibility for the services provided by third parties.

10. Limitation of Damages. In no event will either Party have any liability whatsoever to the other Party for any indirect, special, consequential, incidental or punitive damages, including loss of anticipated profits or revenue in connection with or arising from anything said, omitted or done hereunder (collectively, “Consequential Damages”), even if the other Party has been advised of the possibility of such damages; provided that the foregoing will not limit (i) the Company’s obligation under Section 8. Claims for damages of any nature whatsoever pursued under this Agreement shall be limited to direct damages only up to the aggregate amount of compensation Advisor actually received as of the time the dispute arises.

11. DISCLAIMER OF REPRESENTATION AND WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED UNDER THIS AGREEMENT, ADVISOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES IT PROVIDES OR IS CONTEMPLATED TO PROVIDE UNDER THIS AGREEMENT.

12. Notices. All notices or other communications provided for by this Agreement shall be made in writing and shall be deemed properly delivered when (i) delivered personally, or (ii) by the mailing of such notice to the parties entitled thereto, registered, or certified mail, postage prepaid to the parties at the address set forth above.

13. Assignment. This Agreement is personal to Advisor, and without the prior written consent of the Company, it shall not be assignable by Advisor. The obligations of Advisor under this Agreement shall be binding upon Advisor’s heirs, administrators, executors, assigns, and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

14. Mediation. If a dispute arises out of or relates to this contract, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration.

15. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party to bear their own costs and attorney’s fees.

16. Governing Law, Forum. The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive laws of the State of New Mexico.

17. Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

18. Construction. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provisions. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

19. Amendments. No modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless executed in writing by the parties hereto.

20. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior contemporaneous agreements, arrangements, negotiations, and understandings between the parties hereto, relating to the subject matter hereof. There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants, or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto.

21. Digital and Counterpart Signature. Digital signatures shall have the same force and effect as an original signature. Counterpart signatures are permitted.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its corporate officer thereunto duly authorized, and the Advisor has signed this Agreement, all as of the date first above written.

LGX ENERGY CORP.

By:
Howard Crosby, CEO

STATISTICALLY SIMPLE, LLC

By:
Thomas (Taz) Turner, Managing Manager

EXHIBIT A

ADVISOR SERVICES

1.	Advisor’s services shall include but not be limited to:

●	Review and evaluation of the Company’s business plan, provide feedback and recommendations to improve or modify the Company’s business plan;

●	Assist senior management in the implementation of its approved business plan;

●	Develop the Company’s investor landing pages and marketing presentations and provide feedback and recommendations to improve and/or enhance the effectiveness of investor content;

●	Manage the Company’s marketing and development regarding marketing presentations, advertising spend, lead automation, ad scripting and copy, investment portal landing pages, CRM setup, and Google Analytics setup.

●	Make introductions to and work with Providers (as defined in Section 3). For purposes of clarity, Advisor shall not be deemed a party to any of the agreements with the Providers.

●	Make introductions to current portfolio of potential financial newsletters and public relations agencies and new ones as we make contact with them;

●	Keep in constant communication with the parties that the Advisor brings to the Company and provide feedback to the Company regarding these relationships.

2.	Limitations: The Parties understand and agree that Advisor is not providing, or being compensated for, any service that requires a professional license, including, without limitation, legal or investment advice, nor shall Advisor act in such a role. The Parties further understand and agree that Advisor is not a licensed financial broker-dealer and is not providing, or being compensated for, broker-dealer services. The Parties understand and agree to include in the promotional content developed pursuant to this Agreement, language that, at the Advisor’s discretion, is necessary or appropriate to ensure compliance with laws.

EXHIBIT B

WIRE INSTRUCTIONS

Bank:	Truist Bank

Bank Address:	1313 Military Cutoff Road
Wilmington, NC 28405

Account Name:	Statistically Simple, LLC

Account Address:	818 Lumina Avenue South
Wrightsville Beach, NC 28480

Account Number:	134 001 909 4528

Routing Number:	053 101 121